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EXHIBIT 4.4

                          Premiere Technologies, Inc.

                             Transaction Statement

                               __________, 19__

This Transaction Statement confirms that __________ is the registered owner (the "Registered Owner") of __________ (_____) PREMIERE TECHNOLOGIES, INC. common stock purchase warrants each having the following terms:

A. BASIC TERMS. The Registered Owner of a common stock purchase warrant (the "Warrant") will be entitled to purchase one (1) fully paid non-assessable share of Premiere Technologies, Inc. voting common stock at a price of __________ Dollars ($_____), as adjusted (the "Exercise Price"). The Registered Owner may exercise the purchase right by delivering to Premiere Technologies, Inc. (the "Company") a check payable to the Company in the amount of the Exercise Price and an instrument of transfer which is in a form reasonably satisfactory to the Company and executed by the Registered Owner or an authorized agent of the Registered Owner. The Warrant must be exercised in full. As soon as practicable after exercise of the purchase right by the Registered Owner, the Company will deliver or cause to be delivered to the Registered Owner certificates or a certificate representing the number of fully paid and non-assessable shares of voting common stock of the Company purchased. The Company will issue fractional shares as necessary shares rounded up to the nearest one eighth of a share. The Registered Owner will be deemed a shareholder of record as of the date of exercise. The Company will at all times reserve and keep available sufficient authorized voting common stock for the exercise or conversion of all warrants, options and other securities it issues.

B. EXPIRATION. The Warrant will be exercisable at any time prior to 11:59 P.M. __________ time on __________, 19__.

C. REGISTERED OWNER. The Registered Owner will be the person whose name appears from time to time on the records of the Company as the owner of the Warrant. The Company will be entitled to treat the Registered Owner as the absolute owner of the Warrant for all purposes of the Warrant. No transfer of the Warrant will be valid unless and until the Company is presented with an instrument of transfer, in a form satisfactory to the Company and executed by the Registered Owner or the authorized agent of the Registered Owner, and the transfer is recorded by the Company. The Registered Owner will not be entitled to any of the rights of a shareholder of the Company by virtue of owning the Warrant.

D.  ADJUSTMENTS.

(I) STOCK DIVIDENDS AND STOCK SPLITS. If after the date of this Transaction Statement the number of outstanding shares of the Company common stock is increased by a stock dividend payable in shares of the Company's common stock or by a split-up of shares of the common stock, then, on the day following the date fixed for determination of holders of common stock entitled to receive the stock
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dividend or split-up, the number of shares issuable upon exercise of the Warrant will be increased in proportion to the increase in the number of outstanding shares and the Exercise Price will be correspondingly decreased.

(II) COMBINATION OR RECLASSIFICATION. If after the date of this Transaction Statement the number of outstanding shares of the Company's common stock is decreased by a combination or reclassification of shares of common stock, then, on the day after the effective date of the combination or reclassification, the number of shares issuable upon exercise of the Warrant will be decreased in proportion to the decrease in the number of outstanding shares and the Exercise Price will be correspondingly increased.

(III) REORGANIZATION. If after the date of this Transaction Statement the Company effects any capital reorganization or reclassification of its common stock, or a consolidation or merger with another corporation, or the sale or other transfer of substantially all of its assets to another person or entity, then, as a condition to such transaction, the Company will make fair and lawful provision whereby the Registered Owner will have the right to purchase at the Exercise Price, in lieu of voting common stock of the Company, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of the Company's voting common stock equal to the number of shares of the Company's voting common stock which the Registered Owner would be entitled to purchase at the applicable Exercise Price as of the effective date of such transaction. The Company will not effect any such transaction unless the resulting successor or purchasing entity (if not the Company) assumes by written instrument the obligation to deliver the applicable shares of stock, securities, or assets in accordance with the foregoing provision.

(IV) NOTICE OF ADJUSTMENTS. Within ten (10) days after its board of directors approves of an event which is likely to cause an adjustment to the Exercise Price, the Company will deliver written notice to the Registered Owner setting forth in reasonable detail the facts of the event and the expected calculation of the adjustment.



                                    _____________________________________
                                    Boland T. Jones, Chief Executive Officer